Exhibit 3.4

AMENDMENT NUMBER TWO TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VAXGEN, INC.

VAXGEN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: That, in accordance with Section 141 of the General Corporation Law of the State of Delaware, in a meeting of the Board of Directors of VaxGen, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, by the Board of Directors of the Company that Article 4, Section 4.1 of the Company’s Amended and Restated Certificate of Incorporation is hereby proposed to be amended to read as follows:

“The total number of shares of stock that the corporation is authorized to issue is 85,000,000 consisting of 65,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The common stock will be subject to the rights and preferences of the preferred stock as set forth in this Amended and Restated Certificate of Incorporation and the resolution or resolutions providing for the issue of any such stock adopted by the Board of Directors.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was submitted to the stockholders of said corporation for their consideration and was duly adopted and approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a special meeting of the stockholders.

THIRD: That said amendment was duly adopted in accordance with the provisions in Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said VaxGen, Inc. has caused this certificate to be signed by Lance K. Gordon, its President, and Kevin C. Lee, its Secretary, this 10th day of August, 2005.

By: /s/ Lance Gordon Lance K. Gordon Attest: /s/ Kevin Lee Kevin C. Lee

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